Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "CONNECTX, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF MAY, A.D. 2014, AT 2:09 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5528729 8100

AUTHENTICATION: 1348451

140572468

DATE: 05-06-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:14 PM 05/06/2014
FILED 02:09 PM 05/06/2014
SRV 140572468 - 5528729 FILE

CERTIFICATE OF INCORPORATION
OF
CONNECTX, INC.

ARTICLE I

The name of the Company is ConnectX, Inc. (the "**Corporation**").

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, DE 19901 and the name of the registered agent at that address is National Corporate Research, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

The name and mailing address of the incorporator is:

Armen S. Martin
Foundation Law Group LLP
445 S. Figueroa Street, Suite 2700
Los Angeles, CA 90071

The total number of shares of stock that the Corporation shall have authority to issue is 12,000,000, consisting of 10,000,000 shares of Class A Common Stock, $0.0001 par value per share (the "**Class A Common Stock**"), and 2,000,000 shares of Class F Common Stock, $0.0001 par value per share (the "**Class F Common Stock**," and together with the Class A Common Stock, the "**Common Stock**").

ARTICLE V

The rights, privileges, preferences and restrictions of the Class F Common Stock and Class A Common Stock are as follows:

1. <u>Dividends</u>. The holders of the Class F Common Stock and the holders of the Class A Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Common Stock shall receive shares of Class F Common Stock or rights to acquire shares of Class F Common Stock, as the case may

be, and the holders of shares of Class A Common Stock shall receive shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be.

2. Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class F Common Stock and the holders of Class A Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

3. Voting. Except as otherwise provided herein or by applicable law, the holders of the Class F Common Stock and the holders of the Class A Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. Each holder of shares of Class F Common Stock shall be entitled to ten (10) votes for each share of Class F Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

4. Amendments and Changes. As long as any shares of Class F Common Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of Class F Common Stock:

(a) amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Common Stock;

(b) increase or decrease the authorized number of shares of Class F Common Stock;

(c) authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new Class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with the Class F Common Stock or having voting rights more favorable than those granted to the Class F Common Stock generally;

(d) enter into a Liquidation Event (as defined below);

(e) increase the size of the Board of Directors;

(f) declare or pay any dividend or other distribution to the stockholders of the Corporation; or

(g) amend this Section 4.

For purposes hereof, a "**Liquidation Event**" shall mean any of the following: (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

5. Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, then the outstanding shares of the other class of Common Stock shall be subdivided or combined in the same manner.

6. Mergers, Consolidation or Other Combination Transactions. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction or series of related transactions in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash or any other property, then, and in such event, the shares of Class F Common Stock and Class A Common Stock shall be entitled to be exchanged for or converted into the same kind and amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of the other Class of Common Stock is exchanged or converted; provided, however, that if the stock or securities of the resulting entity issued upon such exchange or conversion of the shares of Common Stock outstanding immediately prior to such consolidation, merger, combination or other transaction would represent at least a majority of the voting power of such resulting entity (without giving effect to any differences in the voting rights of the stock or securities of the resulting entity to be received by the holders of shares of Class F Common Stock and the holders of Class A Common Stock), then the holders of shares of Class F Common Stock and the holders of shares of Class A Common Stock shall be entitled to receive stock or securities of the resulting entity issuable upon such exchange or conversion that differ with respect to voting rights in a similar manner to which the shares of Class F Common Stock and Class A Common Stock differ under this Certificate of Incorporation as provided under Section 3 of this Article V.

7. Equal Status. Except as expressly provided in this Article V, Class F Common Stock and Class A Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

8. Conversion.

(a) Certain Definitions. As used in this Section 8, the following terms shall have the following meanings:

(i) **"Class F Stockholder"** shall mean any individual that is issued Class F Common Stock by the Corporation.

(ii) **"Permitted Entity"** shall mean, with respect to any Class F Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Section 8(c) established by or for such Class F Stockholder, so long as such entity meets the requirements set forth in Section 8(c).

(iii) **"Transfer"** shall mean, with respect to a share of Class F Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.

(iv) **"Voting Control"** shall mean, with respect to a share of Class F Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share of Class F Common Stock by proxy, voting agreement or otherwise.

(b) Optional Conversion. Each share of Class F Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(c) Automatic Conversion upon Transfer. Each share of Class F Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the Transfer of such share; provided, however, that a Transfer of Class F Common Stock by a Class F Stockholder or such Class F Stockholder's Permitted Entities to another Class F Stockholder or such Class F Stockholder's Permitted Entities shall not trigger such automatic conversion; provided further, however, that a Transfer by a Class F Stockholder to any of the following Permitted Entities, and from any of the following Permitted Entities back to such Class F Stockholder and/or any other Permitted Entity by or for such Class F Stockholder shall not trigger such automatic conversion:

(i) a trust for the benefit of such Class F Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class F Stockholder and, provided, further, that in the event such Class F Stockholder is no longer the exclusive beneficiary of such trust, each share of Class F Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii) a trust for the benefit of persons other than the Class F Stockholder so long as the Class F Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such trust, provided such Transfer does

not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class F Stockholder, and, provided, further, that in the event the Class F Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such trust, each share of Class F Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii) a trust under the terms of which such Class F Stockholder has retained a "qualified interest" within the meaning of §2702(b)(1) of the Internal Revenue Code (the "**Code**") and/or a reversionary interest so long as the Class F Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such trust; provided, however, that in the event the Class F Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such trust, each share of Class F Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class F Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Class F Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held in such account, plan or trust, and provided, further, that in the event the Class F Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such account, plan or trust, each share of Class F Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v) Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class F Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such corporation; provided that in the event the Class F Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class F Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such corporation, each share of Class F Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vi) a partnership in which such Class F Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class F Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such partnership; provided that in the event the Class F Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class F Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such partnership, each share of Class F Common Stock then held by such partnership shall

automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(vii) a limited liability company in which such Class F Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class F Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such limited liability company; provided that in the event the Class F Stockholder no longer owns sufficient membership interests or has sufficient legally enforceable rights to enable the Class F Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock held by such limited liability company, each share of Class F Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(d) Automatic Conversion upon Death of Class F Stockholder. Each share of Class F Common Stock held of record by a Class F Stockholder, or by such Class F Stockholder's Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death of such Class F Stockholder.

(e) Effect of Conversion. In the event of a conversion of shares of Class F Common Stock to shares of Class A Common Stock pursuant to this Section 8, such conversion shall be deemed to have been made at the time that the Corporation's transfer agent receives the written notice required pursuant to Section 8(b), the time that the Transfer of such shares occurred or the death of the Class F Stockholder, as applicable. Upon any conversion of Class F Common Stock to Class A Common Stock, all rights of the holder of such shares of Class F Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class F Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class F Common Stock were convertible. Shares of Class F Common Stock that are converted into shares of Class A Common Stock as provided in this Section 8 shall be retired and shall not be reissued.

(f) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class F Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class F Common Stock into shares of Class A Common Stock.

9. Adjustment in Authorized Class A Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock then outstanding) by an affirmative vote of the holders of a majority of the voting power of the Corporation.

10. Administration. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class F Common Stock to Class A Common

Stock and the general administration of this dual Class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class F Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class F Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

ARTICLE VI

So long as any shares of Class F Common Stock remain outstanding, the holders of Class F Common Stock, voting as a separate class, shall be entitled to elect one (1) director (the "**Class F Director**") at each meeting or pursuant to each action by written consent of the Corporation's stockholders for the election of directors. Any additional members of the Corporation's Board of Directors shall be elected by the holders of Class F Common Stock and the holders of Class A Common Stock, voting together as a single Class (the "**Mutual Directors**"). The Class F Director shall have two (2) votes as a director at each meeting or each action by written consent of the Corporation's Board of Directors. The Mutual Directors shall each have one (1) vote as a director at each meeting or each action by written consent of the Corporation's Board of Directors.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

ARTICLE VIII

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "**Proceeding**") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement

actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Except as provided in Article IX, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of May, 2014.

/s/ Armen S. Martin
Armen S. Martin, Incorporator